SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: February 28, 2003
(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Item 5. Other Events.
Akamai Technologies, Inc. Condensed Consolidated Balance Sheet
Akamai Technologies, Inc. Condensed Consolidated Statements of Operations
SIGNATURES

Item 5. Other Events.

     On February 28, 2003, we settled a lawsuit filed against us in June 2001 by a former employee alleging breach of contract. Under the terms of the settlement, we agreed to make a $3.55 million payment, of which $1.75 million will be reimbursed by our insurance carriers. We have recorded the net amount of $1.8 million as general and administrative expenses, increased other current assets by $1.75 million and increased accrued expenses by $3.55 million as of December 31, 2002.

     On January 28, 2003, we issued a press release that included our unaudited condensed consolidated statement of operations for the three and twelve months ended December 31, 2002 and unaudited condensed consolidated balance sheet as of December 31, 2002. On that date, we also held a telephone conference with the investing public to review those financial results during which we announced that we had positive earnings before income taxes, depreciation and amortization, or EBITDA. Subsequent to the date of the press release and the telephone conference, the parties participated in a mediation that resulted in the settlement. Accordingly, we recorded adjustments to our consolidated financial statements as of December 31, 2002. Furthermore, as a result of the adjustments above, our EBITDA was materially reduced by $1.8 million. EBITDA is, however, an unaudited financial metric that could be subject to additional adjustments over time. A revised reconciliation of net loss calculated in accordance with generally accepted accounting principles in the United States of America to normalized net loss and EBITDA, giving effect only to the adjustments related to settlement of this lawsuit, is available on our web site at www.akamai.com. We are not including the information contained on our web site as part of, or incorporating by reference into, this Current Report on Form 8-K.

     Set forth below is a reconciliation from our consolidated financial statements included in our press release on January 28, 2003 to the adjusted consolidated financial statements.

Akamai Technologies, Inc.
Condensed Consolidated Balance Sheet
(dollar amounts in thousands)
(unaudited)

	Per Press Release		Adjusted
	December 31, 2002	Adjustment	December 31, 2002

Assets
Cash and cash equivalents	$111,262	$—	$111,262
Restricted cash and marketable securities	3,664		3,664
Accounts receivable, net	17,574		17,574
Prepaid expenses and other current assets	7,433	1,750	9,183

Current assets:	139,933	1,750	141,683
Restricted cash	10,244		10,244
Property and equipment, net	63,159		63,159
Goodwill and other intangible assets, net	7,410		7,410
Other assets	7,367		7,367

Total assets	$228,113	$1,750	$229,863

Liabilities and stockholders’ (deficit) equity
Accounts payable and accrued expenses	$50,359	$3,550	$53,909
Other current liabilities	27,455		27,455

Current liabilities:	77,814	3,550	81,364
Other liabilities	16,589		16,589
Convertible notes	300,000		300,000

Total liabilities	394,403	3,550	397,953
Stockholders’ (deficit) equity	(166,290)	(1,800)	(168,090)

Total liabilities and stockholders’ (deficit) equity	$228,113	$1,750	$229,863

Akamai Technologies, Inc.
Condensed Consolidated Statements of Operations
(dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended

	Per Press Release		Adjusted	Per Press Release		Adjusted
	December 31,		December 31,	December 31,		December 31,
	2002	Adjustment	2002	2002	Adjustment	2002

Revenue	$35,352	$—	$35,352	$144,976	$—	$144,976
Cost and operating expenses:
Cost of revenue (before network-related depreciation)	6,603		6,603	38,371		38,371
Research and development	2,845		2,845	17,158		17,158
Sales and marketing	11,760		11,760	53,068		53,068
General and administrative	11,091	1,800	12,891	54,044	1,800	55,844
Amortization of CNN advertising	1,371		1,371	5,634		5,634
Amortization of goodwill and other intangible assets	2,231		2,231	11,930		11,930
Depreciation	17,141		17,141	78,488		78,488
Equity-related compensation	5,562		5,562	21,195		21,195
Restructuring charge	26,675		26,675	45,824		45,824

Total cost and operating expenses	85,279	1,800	87,079	325,712	1,800	327,512

Operating loss	(49,927)	(1,800)	(51,727)	(180,736)	(1,800)	(182,536)
Interest expense, net	4,053		4,053	15,310		15,310
(Gain) loss on investments	(299)		(299)	6,099		6,099

Loss before provision for income taxes	(53,681)	(1,800)	(55,481)	(202,145)	(1,800)	(203,945)
Provision for income taxes	123		123	492		492

Net loss	$(53,804)	$(1,800)	$(55,604)	$(202,637)	$(1,800)	$(204,437)

Basic and diluted net loss per share	$(0.47)		$(0.48)	$(1.80)		$(1.81)
Weighted average common shares outstanding	114,866		114,866	112,766		112,766

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2003	AKAMAI TECHNOLOGIES, INC.

/s/ Kathryn Jorden Meyer

Kathryn Jorden Meyer Vice President, General Counsel and Secretary

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